ASSIGNMENT OF LEASE AGREEMENT

THIS ASSIGNMENT OF LEASE (this “Assignment”) is made effective as of 9th AUGUST, 2018 (the “Effective Date”), by and between Oriental Rainbow Group Limited., a Samoa corporation, (“Assignor”), and Blue Eagle Lithium, Inc, a Nevada corporation, (“Assignee”).

WITNESSETH:

WHEREAS , Assignor and Plateau Ventures LLC (“Lessor”), entered into that certain purchase agreement dated February 17, 2017 (the “Purchase Agreement”) for 4,000 gross and net acres and 200 claims in the Railroad Valley, Nevada (the “Lease”); and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right title and interest in the Leases in exchange for common stock of Assignee.

WHEREAS , to grant Assignee ownership of the Leases, Assignor desires to, from and after the Effective Date, assign its right to ownership in the Leases under the Purchase Agreement to Assignee and Assignee desires to accept the assignment of such ownership rights in the Leases but to assume none of Assignor’s duties, obligations, and liabilities under the Purchase Agreement; and

WHEREAS , as consideration for the assignment, Assignee has agreed to pay to Assignor Five hundred thousand (500,000) shares of its common stock upon completion of this agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree asfollows:

1. Assignment. As of the Effective Date, Assignor hereby assigns, gives, grants, bargains, sells, conveys, transfers and sets over unto Assignee, all of Assignor’s right, title and interest in, to, and under the Leases in, the Purchase Agreement, but excluding all of Assignor’s duties, obligations, and liabilities under the Purchase Agreement, including any and all payment obligations to Lessor.

The Assignor acknowledges and agrees that:

(i)	The Purchase Agreement attached hereto as Exhibit A and made a part hereof is a true and complete copy and there have been no amendments or modifications thereto except as otherwise set forth in Exhibit A.

(ii)	Assignor has been, now is, and shall in the future fulfill all of its obligations under the Purchase Agreement.

a.	Assignor has previously paid to Lessor all contracted payments, totaling one hundred and forty eight ($148,000 USD) that were due under the Section 2.2 of the Purchase Agreement, and will pay to Lessor any remaining annual BLM & County payments pursuant to the Purchase Agreement.

2. Consideration. In consideration for the assignment to Assignee of ownership in the Leases and for Assignor’s continued performance of the obligations under the Purchase Agreement, Assignee shall issue to the (“Lessor”), Plateau Ventures LLC, three hundred thousand (300,000) shares of Assignee’s common stock (“Shares”), as follows: One hundred thousand (100,000) Shares upon the Effective Date, and one hundred thousand (100,000) Shares Ninety (90) days following the effective date, and finally one hundred thousand (100,000) Shares One hundred and eighty (180) days following the effective date.

3. Acknowledgements of Assignor. The Assignor acknowledges and agrees that:

(a) the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or under any state securities or “blue sky” laws of any state of the United States, and are being offered only in a transaction not involving any public offering within the meaning of the 1933 Act, and, unless so registered, may not be offered or sold, directly or indirectly, in the United States or to U.S. Persons (as defined herein), except in accordance with the provisions of Regulation S under the 1933 Act, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in each case only in accordance with applicable state securities laws;

(b) the Company has not undertaken, and will have no obligation, to register any of the Shares under the 1933 Act;

(c) the Company will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act;

(d) by execution hereof the Assignor has waived the need for the Company to communicate its acceptance of the purchase of the Shares pursuant to this Agreement;

(e) the Company is entitled to rely on the representations and warranties and the statements and answers of the Assignor contained in this Agreement, and the Assignor will hold harmless the Company from any loss or damage it may suffer as a result of the Assignor’s failure to correctly complete this Agreement;

(f) the Assignor has not acquired the Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the 1933 Act) in the United States in respect of any of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Shares; provided, however, that the Assignor may sell or otherwise dispose of any of the Shares pursuant to registration of any of the Shares pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein;

(g) the Assignor understands and agrees that offers and sales of any of the Shares prior to the expiration of the period specified in Regulation S (such period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with applicable securities laws;

(h) the statutory and regulatory basis for the exemption claimed for the offer and sale of the Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the 1933 Act or any applicable state securities laws;

(i) Assignor believes it has received all the information it considers necessary or appropriate for deciding whether to invest in the Company and to accept the Shares; Assignor further represents that through its representatives it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access;

(j) the Assignor has been advised to consult the Assignor’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions and the Assignor is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions;

(k) the Company has advised the Assignor that the Company is relying on an exemption from the requirements to provide the Assignor with a prospectus to sell the Shares and, as a consequence of acquiring the Shares pursuant to such exemption certain protections, rights and remedies provided by the applicable securities legislation will not be available to the Assignor;

(l) neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares; no documents in connection with this Offering have been reviewed by the SEC or any state securities administrators; there is no government or other insurance covering any of the Shares;

(m) Assignor has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock, to facilitate the sale or resale of the Shares or affect the price at which the Shares may be issued or resold; and

(n) this Agreement is not enforceable by the Assignor unless it has been accepted by the Company, and the Assignor acknowledges and agrees that the Company reserves the right to reject any Agreement for any reason.

3. Assignor Representations and Warranties. Assignor hereby represents and warrants to and agrees with the Company that

(a) Standing of Assignor. Assignor has the legal capacity and power to enter into this Agreement. If Assignor is an entity, such Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. If Assignor is a natural person, such Assignor is not a minor and has the legal capacity to enter into this Agreement.

(b) Authorization and Power. Assignor has the requisite power and authority to enter into and perform this Agreement and to pay the Purchase Price and accept the Shares. The execution, delivery and performance of this Agreement by Assignor and, if Assignor is an entity, the consummation by Assignor of the transactions contemplated hereby have been duly authorized by all necessary company action, and no further consent or authorization of Assignor, its board of directors or similar governing body, or stockholders is required, as applicable. This Agreement has been duly authorized, executed and delivered by Assignor and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms thereof.

(c) Foreign Person Status.

(i) the Assignor is not a U.S. Person;

(ii) the Assignor is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(iii) the issuance of the Shares to the Assignor as contemplated by the delivery of this Agreement, the acceptance of it by the Company and the issuance of the Shares to the Assignor complies with all applicable laws of the Assignor’s jurisdiction of residence or domicile and will not cause the Company to become subject to or comply with any disclosure, prospectus or reporting requirements under any such applicable laws.

(d) Applicable Local Law. The Assignor:

(i) is knowledgeable of, or has been independently advised as to, the applicable securities laws of the securities regulators having application in the jurisdiction in which the Assignor is resident (the “International Jurisdiction”) which would apply to the acquisition of the Shares;

(ii) is purchasing the Shares pursuant to exemptions from prospectus or equivalent requirements under applicable securities laws or, if such is not applicable, the Assignor is permitted to purchase the Shares under the applicable securities laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions;

(iii) acknowledges that the applicable securities laws of the authorities in the International Jurisdiction do not require the Company to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the Shares; and

(iv) represents and warrants that the acquisition of the Shares by the Assignor does not trigger:

A. any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction, or

B. any continuous disclosure reporting obligation of the Company in the International Jurisdiction, and

C. theAssignor will, if requested by the Company, deliver to the Company a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to herein to the satisfaction of the Company, acting reasonably.

3 Indemnification.

(a) Assignee hereby indemnifies and agrees to defend and hold harmless Assignor, its members, managers, stockholders, directors, officers, successors and assigns from and against any and all actual or alleged claims, demands, liability, loss, damage, cost and expense, including without limitation reasonable attorneys’ fees, which Assignor may or shall incur under the Purchase Agreement by reason of any failure or alleged failure of Assignee to perform or fulfill the duties, obligations, and liabilities of the Lessee under the Purchase Agreement from and after the Effective Date.

(b) Assignor hereby indemnifies and agrees to defend and hold harmless Assignee its members, managers, stockholders, directors, officers, successors and assigns from and against any and all actual or alleged claims, demands, liability, loss, damage, cost and expense, including without limitation reasonable attorneys’ fees, which Assignee may or shall incur by reason of any failure or alleged failure of Assignor to have complied with, performed, or fulfilled the duties, obligations, and liabilities of the Lessee under the Purchase Agreement prior to the Effective Date.

Broker’s Commission/Finder’s Fee. Each party hereto represents to the other that there are no parties entitled to receive fees, commissions, finder’s fees, due diligence fees or similar payments in connection with the consummation of the transactions contemplated hereby. Each party hereto agrees to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or similar fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of the indemnifying party’s actions.

4. Miscellaneous.

(a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth in the preamble paragraph hereto or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery at the address designated in the preamble paragraph hereto (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties hereto. Neither the Company nor Assignor has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith.

(c) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

(d) Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party hereto against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the State of Nevada. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, ANDAGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTEHEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANYTRANSACTION CONTEMPLATED HEREBY.

(e) Severability. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(f) Counsel; Ambiguities. Each party and its counsel have participated fully in the review and revision of this Agreement. The parties understand and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any party.

(g) Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties has caused this Agreement to be executed on and as of the date set forth above.

ASSIGNEE:		ASSIGNOR:

BLUE EAGLE LITHIUM CORP		ORIENTAL RAINBOW GRP LTD
a Nevada Corporation		a Samoa Corporation

By:	/s/ Rupert Ireland	By:	/s/ Cathy Chu
Name:	Rupert Ireland	Name:	Cathy Chu
Title:	Chief Financial Officer	Title:	Company Secretary

EXHIBIT A

Plateau Ventures & Oriental Rainbow Grp Ltd

Property Purchase Agreement (2017)

PURCHASE AND SALE AGREEMENT

BETWEEN:

ORIENTAL RAINBOW GRP LTD

AND

PLATEAU VENTURES LLC

DATED AS OF THE 17TH DAY OF FEB, 2017

THIS AGREEMENT is dated effective February 17, 2017

BETWEEN:	PLATEAU VENTURES, LLC, a company with an office at 2250 Old City Park Road, Moab, Utah 84532
(“Plateau”)

AND:	ORIENTAL RAINBOW GROUP LTD., a company with an office Room 1202, Golden Star Building, 20 Lockhart Road, Hong Kong
(“ORGL”)

Plateau and ORGL are hereinafter referred to collectively as the “Parties”, and each, individually, as a “Party”.

WHEREAS:

(A) Plateau has identified 200 claims in the Railroad Valley approximately 90 miles northeast of Tonopah, Nye County, Nevada (the “Claims”) as set out in Exhibit “ A” attached hereto, which comprise a total parcel of 4,000 acres in Nevada, United States (the “Property”);

(B) Plateau wishes to sell to ORGL, and ORGL wishes to purchase from Plateau, all of Plateau’s right, title and interest in the Property on terms and conditions set out herein; and

(C) the Parties have agreed that this Agreement shall supersede all previous agreements and understandings related to the Transaction with the terms, conditions and covenants set out herein.

NOW THEREFORE, in consideration of the mutual promises covenants contained herein, the parties hereby agree as follows:

PART I

INTERPRETATIONS

Definition

1.1 In this Agreement:

(a) “Affiliate” means any Person that controls, is controlled by, or is under common control with, a Party. For the purposes of the preceding sentence only, “control” means the right to the exercise, directly or indirectly, of more than fifty percent (50%) of the voting rights attributable to the controlled Person;

(b) “Agreement” means this Agreement for Purchase and Sale and all of the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof;

(c) “Applicable Law” means in relation to any person, transaction or event, all laws, statutes, regulations, directives and decisions of any governmental body having jurisdiction over such person, transaction or event;

(d) “Business Day” means any day that is not a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

(e) “Claims” have the meaning ascribered thereto in Recital (A) hereof;

(f) “Closing” means the completion of the Transaction;

(g) “Closing Date” means 90 days from the date of the Agreement, or such other date as may be agreed to by the Parties;

(h) “Effective Date” means the date of execution of this Agreement;

(i) “Exchange” means the a Credible US/CANADAIAN Exchange, or a similar, reputable Exchange;

G) “Governmental Authority” means any Canadian or United States federal, provincial, territorial, state, regional, municipal or local government or authority, quasi-government authority, fiscal or judicial body, government or self-regulatory organization, comm1ss10n, board , tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

(k) “Person” means an individual, corporation, trust, partnership, limited liability company, contractual mining company, joint venture, unincorporated organization, firm, estate, Governmental Authority or any agency or political subdivision thereof, or other entity;

(I) “Press Release” has the meaning ascribed thereto in §9.3 hereof;

(m) “Property” has the meaning ascribed thereto in Recital (A) hereof;

(n) “Regulations” means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Property, and over the operations to be conducted thereon;

(o) “Related Body Corporate” has the meaning ascribed to such term m the Corporations Act (British Columbia);

(p) “Third Party” means a person, partnership, joint venture, corporation or other form of enterprise that is not a Party to this Agreement or an Affiliate of any such entity, and does not include a Governmental Authority;

(q) “Transaction” means the transaction to be carried out by the Parties in accordance with the terms of this Agreement and each other agreement, document or instrument executed in connection herewith, whereby Plateau will sell to ORGL the Claims in consideration of the terms, conditions, representations and warranties, and mutual covenants contained herein;

(r) “Wholly Owned Affiliate” means an Affiliate of a Party that is wholly-owned by such Party or such Party’s parent company or companies; and

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Exhibit;

(b) a reference to a Part means a Part of this Agreement and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Agreement so designated;

(c) the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(d) the word “including”, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non-limiting language such as “without limitation” or “but not limited to” or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(e) where the phrase “to the knowledge of” or phrases of similar import are used in respect of the parties, it will be a requirement that the party in respect of who the phrase is used will have made such due inquiries as is reasonably necessary to enable such party to make the statement or disclosure;

(f) a reference to currency means currency of the United States of America; and

(g) words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

Exhibits

1.3 The following Exhibits are attached hereto and made part of this Agreement:

(a) Exhibit “A” - Property

(b) Exhibit “B” - Wire Details for Staking (Plateau Ventures LLC)

(c) Exhibit “C” - Legal Claim Description via Drop Box

PART2

PURCHASE AND SALE

Purchase and Sale

2.1 Subject to all of the terms and conditions of this Agreement, Plateau shall sell and convey to ORGL, and ORGL shall purchase and accept from Plateau, for the Purchase Price (as defined herein), the Claims. The purchase and sale shall be effective as of the Effective Date, however, conveyance of the Property shall not occur until the Closing Date.

Purchase Price

2.2 The purchase price for the Claims (the “Purchase Price”) shall be:

(a) County fees due within 90 days ($45 per Claim x 200 Claims)= $9,000 (payable by cash or cheque to “Esmeralda County Recorder” or a similar method of payment to Gavin Harrison); and

(b) BLM fees, due within 90 days ($212 per Claim x 200 Claims) = $42,500

(c) Upon payment to the BLM (herewithin Section 2.2(b)), transfer fee ($20 per Claim x 200 Claims) = $4,000. Claims initially registered under “Plateau Ventures, LLC”.

(d) Staking fees of $55,000 to be paid (via wire to the bank address as indicated in Exhibit “B”):

(i) $25,000 within 10 days from signing of this Agreement; and

(ii) $30,000 within 150 days from signing of this Agreement

(e) Upon successful listing or Vending in to recognized exchange and subject to all applicable securities laws, ORGL or its successor entity will issue the aggregate of 300,000 common shares to Plateau as follows:

(i) 100,000 common shares in the capital immediately upon successful listing on a recognized exchange;

(ii) 100,000 common shares in the capital within 90 days upon successful listing on a recognized exchange; and,

(iii) 100,000 common shares in the capital within 180 days upon successful listing on a recognized exchange.

(f) All payments and county fees as indicated in Section 2.2 are non-refundable.

Other Expenditures

2.3 Subsequent to the Closing and transfer of title, annual BLM fees are due before August 31si, 2017 ($155 per Claim x 200 Claims)= $31,000

2.4 Subsequent to the Closing of this Agreement and available acreage at the time of Closing of this Agreement, ORGL holds an exclusive option with Plateau to acquire an additional 250 claims in the Railroad Valley for a total of 5,000 acres. Terms for this option will be $50,000 on signing and $25,000 within 60 days of signing of the option agreement.

Royalties

2.5 In addition to the consideration described under section 2.2 above, ORGL acknowledges and agrees that Plateau shall reserve onto itself a royalty equal to a 2.0% royalty on revenues derived from the sale oflithium concentrate and other ores extracted from the Property. ORGL shall have the right to buy 1.0% of the royalty at any time for $2,000,000.

Performance

2.5 ORGL agrees to pay Plateau $2,000,000 in cash in 4 staged payments (90 Day intervals), upon completion of an inferred resource calculation that confirms the presence on the Property of a minimum 500,000 tonnes of lithium carbonate equivalent grading no lower than a 40 ppm Li grade average.

PART3

REPRESENTATIONS AND WARRANTIES

Mutual Representations

3.1 Each Party represents and warrants to the other Party that:

(a) it is a legal entity duly incorporated and validly existing under the laws of its jurisdiction of organization and has power to carry on its business and to own its property and assets;

(b) it is not insolvent under the laws of the place of its establishment or incorporation and is able to pay its debts as they fall due;

(c) it has all requisite power and authority required to enter into this Agreement and each other document or instrument delivered in connection herewith and has all requisite power and authority to perform fully each and every one of its obligations hereunder;

(d) it has taken all internal actions necessary to authorize it to enter into this Agreement and its representative whose signature is affixed hereto is fully authorized to sign this Agreement and to bind such Party thereby;

(e) neither the entering into this Agreement nor the performance of the obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any provision of its constituent documents, articles or by-laws, or any law, regulation, rule, authorization or approval of any governmental authority, or of any contract or agreement, to which it is a party or is subject; and

(t) this Agreement and each other agreement, document or instrument delivered in connection herewith, when executed and delivered, will constitute, valid and legally binding obligations of each Party, enforceable in accordance with their respective terms.

PART4

CLOSING CONDITIONS

Plateau’s Conditions

4.1 The obligation of Plateau to close the transactions contemplated by this Agreement is, at Plateau’s option, subject to satisfaction of the following conditions at or prior to Closing:

(a) The representations and warranties of Plateau contained herein shall be true in all material respects at and as of the Closing as if such representations and warranties were made on and as of that date;

(b) ORGL shall have performed in all material respects the obligations, covenants and agreements required by this Agreement to be performed and satisfied by ORGL at or prior to the Closing; and

(c) No suit or action by any third party or governmental authority shall be pending or threatened which seeks to restrain or enjoin the consummation of the transaction contemplated by this Agreement.

Oriental Rainbow’s Conditions

4.2 The obligation of ORGL to close the transactions contemplated by this Agreement is, at ORGL’s option, subject to satisfaction of the following conditions at or prior to Closing:

(a) The representations and warranties of Plateau contained herein shall be true in all material respects at and as of the Closing as if such representations and warranties were made on and as of that date;

(b) Plateau shall have performed in all material respects the obligations, covenants and agreements required by this Agreement to be performed and satisfied by ORGL at or prior to the Closing; and

(c) No suit or action by any third party or governmental authority shall be pending or threatened which seeks to restrain or enjoin the consummation of the transaction contemplated by this Agreement.

Exchange Acceptance

4.3 The obligations of Plateau under this Agreement are subject to the acceptance for filing of this Agreement by the Exchange, if so required by the rules and policies of the Exchange. ORGL agrees to use commercially reasonable efforts to assist Plateau in obtaining Exchange acceptance of this Agreement, including signing and delivering or providing all such documents and information as may be reasonably required by the Exchange.

PARTS

CONDITIONS PRECEDENT

5.1 The terms and conditions of this Agreement, and the obligations of the Parties hereunder, are subject to receipt by Plateau and ORGL of all required corporate and regulatory approvals necessary to effect the Transaction, including but not limited to receipt by the Parties of written approval from the Exchange.

PART6

CLOSING

Time and Place of Closing

6.1 Subject to satisfaction or waiver of the conditions set forth in Part 4, the Closing shall take place on April 26, 2017 at the offices of Plateau, or at such other time or place, or in such other manner, as the Parties may agree to in writing.

Closing Obligations

6.2 At Closing, Plateau and ORGL shall be required to perform as follows:

(a) ORGL shall pay to Plateau the portion of the Purchase Price that is due in cash by way of bank draft or certified cheque at Closing,

(b) Plateau and ORGL shall execute and deliver all such other instruments and take such other actions as may be necessary to fully consummate the transactions contemplated by this Agreement.

PART7

ASSUMPTION AND INDEMNIFICATION

Assumption and Indemnification by ORGL

7.1 If Closing occurs, from and after the Closing Date, ORGL assumes, as of the Effective Date, all of Plateau’s obligations, responsibilities and liabilities with respect to the Property but excluding any matters for which Plateau is obligated to indemnify ORGL in Section

7.2. ORGL agrees to indemnify, defend and hold Plateau harmless from and against any and all claims, demands or causes of action arising out of or in connection with the ownership and operation of the Property from and after the Effective Date, and ORGL’s breach of any representations, covenants, warranties or other agreements.

Indemnification by Plateau

7.2 Plateau agrees to indemnify, defend and hold ORGL harmless from and against any and all claims, demands or causes of action arising out of or in connection with Plateau’ s breach of any representation,scovenants, warranties or other agreements contained herein.

PARTS

TERMINATION

Termination

8.1 This Agreement and the transactions contemplated hereby may be terminated prior to Closing;

(a) By mutual agreement of the Parties or

(b) By either Party, if there has been a material breach of covenant or agreement contained in this Agreement, on the part of the other Party, or the failure of a condition, and such breach of a covenant or agreement or failure of a condition has not been cured or waived by the Closing.

Effect of Termination

8.2 In the event of termination of this Agreement by mutual consent of the Parties pursuant to Section 8.l(a) above, this Agreement shall be void and there shall be no liability or obligation on the part of either Party.

8.3 If this Agreement is terminated by ORGL pursuant to Section 8.1(b) above, and if Plateau concurs with ORGL that a material breach of covenant or agreement or failure of a condition has occurred and was not promptly cured, Plateau shall have no liability to ORGL and ORGL shall have no liability to Plateau.

8.4 If this Agreement is terminated by Plateau pursuant to Section 8.1(b) and if ORGL does not contest Plateau’s termination under such section by written notification within seven (7) days, Plateau shall be free to enjoy all rights of ownership of the Claims and to sell, transfer, encumber or otherwise dispose of the Claims to any party without any restriction under this Agreement.

PART9

MISCELLANEOUS PROVISIONS

Force Majeure

9.1 In this §9.1, the term “event of force majeure” means any event the occurrence or subsistence of which prevents a party from performing any obligation described in this Agreement and which is not reasonably within the control of such Party, and includes, without limitation, an act of God, a governmental directive or restriction, a labour dispute, and an act of war or other unlawful act against public order or authority. Any Party which is at any time prevented by an event of force majeure from conducting any operation or activity, or from performing any obligation hereunder will promptly so notify the other Party, providing reasonable particulars of the event of force majeure and the operation, activity or obligation the conduct or performance of which is prevented thereby, and will take all such steps as may be reasonable in the circumstances to remedy such event of force majeure; provided, however, that no party will be required by the provisions hereof to settle any strike, lockout or other labour dispute on terms which it would not otherwise so settle. If either Party is at any time prevented by an event of force majeure from performing any obligation hereunder (other than an obligation to pay money), such obligation will, to the extent that its performance is prevented by such event of force majeure, be suspended for so long as the event of force majeure continues to prevent such performance, and the non-performance of such obligation to such extent during such period of suspension will not constitute a breach of default hereunder.

Confidentiality

9.2 The Parties will keep confidential from Third Parties all information obtained in the course of or as a result of any operations conducted pursuant to this Agreement or supplied by one Party to the other hereunder, except information which the Parties have expressly agreed to release. Each Party will take measures in connection with operations and internal security as will be advisable in the circumstances to maintain such confidentiality.

9.3 Each Party may issue a press release relating to any operation subject to this Agreement at any time and without the prior approval of the other Party if the press release is drafted and issued in accordance with all applicable laws, Regulations, regulatory authorities and stock exchanges having jurisdiction over the press release, the Parties, the Property, the Transaction and this Agreement. Notwithstanding each Party’s right to issue a press release at its sole discretion, each Party shall use its best efforts to consult with the other Party regarding the content of a press release prior to issuing it if the issuing Party has reason to believe that the press release could affect the other Party in a material way. For the purposes ofthis §9.3, “press release”, will include any release of information or dissemination to the public by the media including, without limitation, the press, internet, radio or television media or any one or more of them.

Notice

9.4 Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party will be in writing and will be delivered by hand to the party to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as will be specified by a party by like notice. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Vancouver time) at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

The address for sending notice to each Party will be as follows:

(a)	to Plateau:
Plateau Ventures, LLC.
2250 Old City Park Road
Moab, Utah 84532

Attention: Gavin Harrison
Telephone: 435-260-1787
Email: gavin@harrisonlandservices.com

(b)	to Oriental:
Oriental Rainbow Group Ltd
Room 1202, Golden Star Building, 20 Lockhart Road, Hong Kong

Attention: Cathy Chu
Telephone: +852 25246441
Email: OrientalRainbowGrpLtd@mail.com

Any Party may at any time and from time to time notify the other parties in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

Supersedes Prior Agreements

9.5 All the agreements, arrangements and understandings between the Parties hereto which are the subject matter of this Agreement are embodied in this Agreement and this document will supersede all prior agreements, arrangements and understandings and any modification or amendment hereof will not be valid or binding on the Parties unless made in writing and duly signed by or on behalf of that Party.

Laws and Regulations

9.6 This Agreement and the respective rights and obligations of the Parties created by it, will be subject to all applicable Regulations, and in the event that any of the provisions contained in this Agreement or the operations contemplated under it are found to be inconsistent with or contrary to any such Regulation, the Regulations will be deemed to control and this Agreement will be regarded as modified accordingly and as so modified will continue in full force and effect.

9.7 This Agreement will be interpreted and construed in accordance with the laws of the Province of Nevada and the federal laws of US as applicable therein. The Parties agree to submit to the jurisdiction of the Supreme Court of United States in any actions related to this Agreement.

Further Assurances

9.8 Each of the Parties will from time to time and at all times do such further acts and execute and deliver all such further deeds and documents as will be reasonably required in order to fully perform and carry out the terms of this Agreement.

Enurement

9.9 Subject to the terms of this Agreement, this Agreement will be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

Time

9.10 Time will be of the essence in this Agreement.

Entire Agreement

9.11 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous understandings and agreements, whether written or oral, between the parties with respect to the subject matter hereof.

No Partnership

9.12 This Agreement will not be construed for any purpose to give rise to a partnership, association or any other relationship in which the Parties hereto may be liable for the acts or omissions of the other Party hereto nor to constitute a Party, the agent or legal representative of the other Party and each Party will be individually and severely responsible only for its obligations as set out in this Agreement.

Waiver

9.13 No waiver by either Party of any default by the other Party in the performance of this Agreement will operate or be construed as a waiver of any future default or defaults by that Party whether of a like or of a different character.

Costs

9.14 Each Party will be solely responsible for all costs, expenses and fees of any nature, including but not limited to legal fees, payable by such Party in connection with the preparation and negotiation of this Agreement.

Counterpart Execution

9.15 This Agreement may be executed in separate counterparts and all of the executed counterparts (including facsimile copies thereof) will together constitute one instrument and have the same force and effect as if all executed counterparts were of the same instrument.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute these presents on the day and year above first written.

PLATEAU VENTURES LLC.

Per:	/s/ Gavin Harrison
Name:	Gavin Harrison
Title:	President